                                                                   Exhibit 10.22



                          LOAN AND SECURITY AGREEMENT


                                     among


                           MERIDIAN BIOSCIENCE, INC.


                        MERIDIAN BIOSCIENCE CORPORATION

                           OMEGA TECHNOLOGIES, INC.

                        GULL LABORATORIES INCORPORATED

                            BIODESIGN INCORPORATED


                                      and


                               FIFTH THIRD BANK


                        Dated as of September 20, 2001

                               TABLE OF CONTENTS

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Section 1.    Definitions....................................................................................     1

       1.1.   Specific Definitions...........................................................................     1

       1.2.   GAAP and Uniform Commercial Code...............................................................     8

Section 2.    Loan and Term .................................................................................     9

       2.1.   Revolving Credit Loans.........................................................................     9

       2.2    Interest.......................................................................................     9

       2.3    Applicable LIBOR Margins.......................................................................    12

       2.4.   Accounting.....................................................................................    13

       2.5.   Costs..........................................................................................    13

       2.6.   Banking Services...............................................................................    13

       2.7.   Use of Proceeds................................................................................    14

       2.8.   Maximum Interest Rate..........................................................................    14

Section 3.    Representations and Warranties.................................................................    17

       3.1.   Organization and Qualification.................................................................    17

       3.2.   Due Authorization..............................................................................    17

       3.3.   Litigation.....................................................................................    18

       3.4.   Margin Stock...................................................................................    18

       3.5.   Business.......................................................................................    18

       3.6.   Laws and Taxes.................................................................................    18

                                       i
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        3.7.   Environmental Laws..............................................................................     19

        3.8.   Financial Condition.............................................................................     19

        3.9.   Solvency........................................................................................     19

Section 4.     Financial Statements and Information............................................................     19

        4.1.   Financial Statements............................................................................     19

Section 5.     Covenants.......................................................................................     21

        5.1.   Existence; Merger; Disposition of Assets........................................................     21

        5.2.   Pledge or Encumbrance of Assets.................................................................     21

        5.3.   Guarantees and Loans............................................................................     21

        5.4.   Business........................................................................................     21

        5.5.   Condition and Repair............................................................................     22

        5.6.   Insurance.......................................................................................     22

        5.7.   Taxes...........................................................................................     22

        5.8.   Compliance with Law.............................................................................     22

        5.9.   Transactions with Affiliates....................................................................     22

        5.10   Indebtedness....................................................................................     22

        5.11   Leases..........................................................................................     23

        5.12   Management......................................................................................     23

        5.13   Depository......................................................................................     23

        5.17   ................................................................................................     23

        5.18   Representations.................................................................................     23

Section 6.     Security........................................................................................     24


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        6.1.     Security Interest of Bank.............................................................................24

        6.2.     Representations in Exhibit 6.2.....................................................................   25

        6.3.     Provisions Concerning Accounts.....................................................................   25

        6.4.     Liens..............................................................................................   26

        6.5.     Further Assurances.................................................................................   26

        6.6.     Reinstatement of Lien..............................................................................   27

        6.7.     Other Amounts Deemed Loans.........................................................................   27

        6.8.     Borrower Remains Liable............................................................................   27

        6.9.     Financing Statements...............................................................................   27

Section 7.      Conditions Precedent................................................................................   28

        7.1.    Conditions to Loans.................................................................................   28

        7.2.    Conditions to each Loan.............................................................................   28

Section 8.      Events of Default and Remedies......................................................................   28

        8.1.    Events of Default...................................................................................   28

        8.2.    Remedies............................................................................................   30

        8.3.    Cumulative Remedies.................................................................................   31

        8.4.    Fees and Expenses...................................................................................   31

Section 9.      Miscellaneous Provisions............................................................................   31

        9.1.    Delays and Waiver...................................................................................   31

        9.2.    Waiver by Borrower..................................................................................   31

        9.3.    Complete Agreement..................................................................................   31

        9.4.    Severability........................................................................................   31


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       9.5.     Binding Effect......................................................................................   32

       9.6.     Subsidiaries........................................................................................   32

       9.7.     Notices.............................................................................................   32

       9.8.     Governing Law; Jurisdiction.........................................................................   33

       9.9      Confession of Judgment..............................................................................   33

     This Loan and Security Agreement (the "Agreement") is entered into as of the 20/th/ day of September, 2001, by and among Meridian Bioscience, Inc., an Ohio corporation ("Parent" or "Agent"), Meridian Bioscience Corporation, an Ohio corporation ("Corp."), Omega Technologies, Inc., an Ohio corporation ("Omega"), Gull Laboratories, Inc. a Utah corporation ("Gull") and BIODESIGN Incorporated, a Maine corporation (collectively, the "Borrowers" and individually a "Borrower") and Fifth Third Bank, an Ohio banking corporation (the "Bank"). Bank and Borrowers hereby agree as follows:

Section 1.     Definitions.
               ------------

     1.1.      Specific Definitions.  The following definitions shall apply:
               ---------------------

               "Account Debtors" means a Borrower's customers and all other persons who are obligated or indebted to a Borrower in any manner, whether directly or indirectly, primarily or secondarily, contingently or otherwise, with respect to Accounts or General Intangibles.

               "Accounts" means all accounts, accounts receivable, health-care insurance receivables, credit card receivables, contract rights, instruments, documents, chattel paper, tax refunds from federal, state or local governments and all obligations in any form including without limitation those arising out of the sale or lease of goods or the rendition of services by a Borrower; all guaranties, letters of credit and other security and support obligations for any of the above; all merchandise returned to or reclaimed by any Borrower; and all books and records (including computer programs, tapes and data processing software) evidencing an interest in or relating to the above; all winnings in a lottery or other game of chance operated by a governmental unit or person licensed to operate such game by a governmental unit and all rights to payment therefrom; and all "Accounts" as same is now or hereinafter defined in the Uniform Commercial Code.

               "Affiliate" means, as to a Borrower, (a) any person which, directly or indirectly, is in control of, is controlled by or is under common control with, such Borrower, or (b) any person who is a director, officer or employee (i) of a Borrower or (ii) of any person described in the preceding clause (a). For purposes of this definition, control of a person shall mean (a) the power, direct or indirect, (i) to vote 15% or more of the securities having ordinary voting power for the election of directors of such person or (ii) to direct or cause the direction of the management and policies of such person whether by contract or otherwise, or (b) the ownership, direct or indirect, of 15% or more of any class of equity securities of such person.

               "Applicable LIBOR Margin" on any date means the percentage identified as such in Section 2.3 hereof.

               "Applicable Prime Margin" on any date means -1.0% (minus one percent) per annum.

               "Bank Affiliate" means the Bank, Fifth Third Leasing Company, Fifth Third, Northern Kentucky, Inc., Fifth Third, Kentucky, Inc. and any other entity the majority of the ownership of which is held directly or indirectly by Fifth Third Bancorp.

               "Borrower Default Rate" means 6% in excess of the otherwise applicable interest rate.

               "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months from the date of acquisition thereof;
(ii) investments in certificates of deposit or bankers' acceptance maturing within three (3) months from the date of acquisition issued by the Lender or any commercial bank organized under the laws of the United States or any state thereof having capital surplus and undivided profits aggregating at least Two Hundred Fifty Million Dollars ($250,000,000); (iii) investments in commercial paper of the Lender or of any other Person which, at the time of issuance, have a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc. and maturing not more than six (6) months from the date of acquisition thereof; (iv) obligations of the type described in (i),
(ii) or (iii) above purchased pursuant to a repurchase agreement obligating the counter party to repurchase such obligations not later than thirty (30) days after the purchase thereof, secured by a fully perfected security interest in any such obligation, and having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the issuing bank; and (v) time deposits or Eurodollar time deposits maturing no more than thirty (30) days from the date of creation with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of One Hundred Thousand Dollars ($100,000) or the maximum insurance applicable to the aggregate amount of such Person's deposits in such institution.

               "Collateral" has the meaning set forth in Section 6.1.

               "Current Assets" means all assets which may properly be classified as current assets in accordance with generally accepted accounting principles, provided that for the purpose of determining the Current Assets of Borrowers (i) notes and accounts receivable shall be included only if good and collectible and payable on demand or within twelve (12) months from the date as of which Current Assets are to be determined (and if not directly or indirectly renewable or extendible, at the option of the debtors, by their terms or by the terms of any instrument or agreement relating thereto, beyond such twelve (12) months) and shall be taken at their face value less reserves determined to be sufficient in accordance with generally accepted accounting principles, and (ii) the cash surrender value of life insurance policies shall be excluded.

               "Current Liabilities" mean all Indebtedness maturing on demand or within twelve (12) months from the date as of which Current Liabilities are to be determined (including, without limitation, liabilities, including taxes accrued as estimated, as may properly be classified as current liabilities in accordance with generally accepted accounting principles).

               "Default" means any event that, with the giving of notice or the passage of time, or both, would be an Event of Default.

               "EBITDA" means income of Borrowers before taxes plus interest expenses, depreciation expense and amortization expense for the four quarters ending with such fiscal quarters on a consolidated basis (on a rolling four quarters basis); provided, however, that the one-time impairment charge for FDA matters in the amount of $13,271,000 taken in the first quarter of Borrowers' 2001 fiscal year shall be excluded from the calculation of EBITDA. Charges, if any, in future periods for acquired in-process research and development shall also be excluded form the calculation of EBITDA, provided such acquisitions are permitted under this Agreement.

               "Environmental Laws" means all applicable federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

               "Equipment" means all goods (excluding inventory, farm products or consumer goods), all machinery, machine tools, equipment, fixtures, office equipment, furniture, furnishings, motors, motor vehicles, tools, dies, parts, jigs, goods (including, without limitation, each of the items of equipment set forth on any schedule which is either now or in the future attached to Bank's copy of this Agreement), and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, all supplies used or useful in connection therewith, and all "Equipment" as same is now or hereinafter defined in the Uniform Commercial Code.

               "Funded Debt" means all Indebtedness (i) in respect of money borrowed(senior and subordinated) or (ii) evidenced by a note, debenture (senior or subordinated) or other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under Generally Accepted Accounting Principles are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements; and shall also include all guaranties of any of the foregoing. In no event shall any of mandatory repayments be counted twice in calculating Funded Indebtedness.

               "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles of the United Stated in effect on the date of this Agreement, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied or, in the case of compliance with Section 5.15 through 5.17, consistent with those utilized in preparing the audited financial statements referred to in Section 3.8.

               "General Intangibles" means all general intangibles, chooses in action, causes of action, obligations or indebtedness owed to a Borrower from any source whatsoever, payment intangibles, software and all other intangible personal property of every kind and nature (other than Accounts) including without limitation patents, trademarks, trade names, service marks, copyrights and applications for any of the above, and goodwill, trade secrets, licenses, franchises, rights under agreements, tax refund claims, and all books and records including all computer programs, disks, tapes, printouts, customer lists, credit files and other business and financial records, the equipment containing any such information, and all "General Intangibles" as same is now or hereinafter defined in the Uniform Commercial Code.

               "Indebtedness" means (i) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interest if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (iii) all indebtedness of others which any Borrower or any Subsidiary has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which any Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

               "Insolvency Event" means, with respect to a person, any of the following: a court enters a decree or order for relief in respect to such person in an involuntary case under any applicable bankruptcy, insolvency or other similar law then in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of such person or for any substantial part of its property, or orders the wind-up or liquidation of its affairs; or a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law is filed against such person; or such person commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes corporate action in furtherance of any of the foregoing.

               "Inventory" means goods, supplies, wares, merchandises and other tangible personal property, including raw materials, work in process, supplies and components, and finished goods, whether held for sale or lease, or furnished or to be furnished under any contract for service, or used or consumed in business, and also including products of and accessions to inventory, packing and shipping materials, all documents of title, whether negotiable or non-negotiable, representing any of the foregoing, and all "Inventory" as same is now or hereinafter defined in the Uniform Commercial Code.

               "Investment Property" means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account and all "Investment Property" as same is now or hereafter defined in the Uniform Commercial Code.

               "LIBOR Interest Period" means any period of time up to and including a 90 day period selected by Agent, commencing on any Business Day. If a LIBOR Interest Period so selected would otherwise end on a date which is not a Business Day, such LIBOR Interest Period shall instead end on the next Business Day, provided, however, that if such next Business Day shall fall in a succeeding month, such LIBOR Interest Period shall instead end on the preceding Business Day.

               "LIBOR Pricing Option" means the option granted pursuant to
Section 2.3 hereof to have all or a portion of the interest on the principal amount of the Note computed with reference to a LIBOR Rate.

               "LIBOR Rate" means, as applied to any LIBOR Interest Period, the rate (adjusted for LIBOR Reserves if Bank is required to maintain LIBOR Reserves with respect to the relevant loan) being asked on an amount of Eurodollar deposits equal to the principal amount of the Note which is to be subject to a LIBOR Pricing Option, and which has a maturity corresponding to the LIBOR Interest Period in question, as reported by the TELERATE rate reporting system (or any successor), as determined by Bank by noon of the date upon which a LIBOR Interest Period is to commence. Each determination by Bank of the LIBOR Rate shall be conclusive in the absence of manifest error.

               "LIBOR Reserves" means, for any principal amount which is subject to a LIBOR Pricing Option for any LIBOR Interest Period therefor, the daily average maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D established by the Board of Governors of the Federal Reserve System (or any successor rule or regulation) by Bank against "Eurocurrency Liabilities" (as such term is used in Regulation D) but without benefit of credit or proration, exemptions or offsets that might otherwise be available to Bank from time to time under Regulation D. Without limiting the effect of the foregoing, LIBOR Reserves shall reflect any other reserves required to be maintained by Bank against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for loans is to be determined; or (2) any category of extension of credit or other assets that are subject to an interest rate based on the LIBOR Rate.

               "Lien" means any security interest, mortgage, pledge, assignment, or voluntary or involuntary lien, charge or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts or capital leases.

               "Loan Documents" means this Agreement, the Note, and all mortgages, instruments and documents securing Obligations, all guaranties of Obligations, and all other documents delivered or required, as a condition to the making of any Loan or otherwise, in connection with this Agreement.

               "Loans" means the Revolving Loans.

               "Note" means the Revolving Note.

               "Obligation(s)" means all loans, advances, indebtedness and other obligations of any Borrower owed to Bank or any Bank Affiliate of every description whether now existing or hereafter arising (including those owed by any Borrower to others and acquired by Bank or any Bank Affiliate by purchase, assignment or otherwise) and whether direct or indirect, primary or as guarantor (including guaranties of obligations owed by any Affiliate to Bank or any Bank Affiliate) or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and including without limitation obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Bank or any Bank Affiliate for the benefit of or at the request of any Borrower, and all expenses and attorney's fees incurred by Bank or any Bank Affiliate under this Agreement or any other document or instrument related thereto.

               "Permitted Guaranties" means the following debt of Affiliates of Agent which have been guaranteed by Agent: (1) VAI Mortgage in the principal amount of $1,128,842 from AmSouth Bank due January, 2002; (2) VAI Term Loan in the principal amount of $147,402 from AmSouth Bank; (3) VAI Line of Credit in the principal amount of $1,000,000 with AmSouth Bank; and (4) a 6,000,000 BEF Line of Credit of the Agent's Belgian Subsidiary.

               "Permitted Investments" means

                    (A)  investment in cash and Cash Equivalents;

                    (B)  intercompany loans to, between or among Borrowers:

                    (C) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business;

                    (D) capital contributions by a Borrower to its Subsidiaries;

                    (E) investment in customers or account debtors of a Borrower or a Subsidiary of Borrower received in connection with the bankruptcy or reorganization, or in settlement of delinquent obligations, of such entity, in the ordinary course of business and in accordance with such entity's usual and customary collection and credit policies;

                    (F) investments in connection with accounts receivable in the ordinary course of business;

                    (G) investments received as the non-cash portion of consideration received in connection with asset dispositions permitted hereunder; and

                    (H)  investments existing as of the date hereof.

               "Permitted Liens" means the following liens, security interests and other encumbrances:

               (a)  Existing liens and security interests;

               (b) Purchase money security interests (which term shall include mortgages, conditional sale contracts, capitalized leases and all other title retention or deferred purchase devices) to secure the purchase price of property acquired hereafter by any Borrower, or to secure Indebtedness incurred solely for the purpose of financing such acquisitions;

               (c) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security; liens in respect of judgements or awards; and liens for taxes, assessments or governmental charges or levies and liens to secure claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.7;

               (d) Encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property which do not materially detract from the value of such property or impair its use in the business of the owner or lessee;

               (e) Liens (other than judgements and awards) created by or resulting from any litigation or legal proceeding, provided the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being actively contested in good faith by appropriate proceedings;

               (f) Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented; and

               (g)  Liens in favor of the Bank securing the Obligations.

               "Pricing Option" means the LIBOR Pricing Option.

               "Prime Rate" means the rate of interest per annum announced to be its prime rate from time to time by Bank at its principal office in Cincinnati, Ohio, whether or not Bank shall at times lend to borrowers at lower rates of interest or, if there is no such prime rate, then its base rate or such other rate as may be substituted by Bank for the prime rate.

               "Quick Assets" means Current Assets minus Inventory.

               "Responsible Officer" means the chief operating officer or the president of a Borrower or, with respect to financial matters, the chief financial officer.

               "Subsidiary" means any corporation of which a Borrower directly or indirectly owns or controls outstanding stock having under ordinary circumstances (not depending on the happening of a contingency) voting power to elect a majority of the board of directors of said corporation.

               "Tangible Net Worth" shall mean the outstanding principal amount of the Subordinated Indebtedness plus the total of the capital stock (less treasury stock), paid-in surplus, general contingency reserves and retained earnings (deficit) of Borrowers and any Subsidiary as determined on consolidated basis in accordance with generally accepted accounting principles, after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary, minus
                                                                        -----
the following items (without duplication of deductions) if any, appearing on the consolidated balance sheet of Borrowers:

        (i) all deferred charges (less amortization, unamortized debt discount and expense and corporate organization expenses);

        (ii) the book amount of all assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing;

        (iii) the amount by which aggregate inventories or aggregate securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or market value (at the date of such balance sheet) thereof; and

        (iv) any subsequent write-up in the book amount of any intangible asset resulting from a revaluation thereof from the book amount entered upon acquisition of such asset.

        1.2.   GAAP and Uniform Commercial Code.  All financial terms used in
               ---------------------------------
this Agreement, other than those defined in this Section 1, shall have the meanings given to them by generally accepted accounting principles. All other undefined terms shall have the meanings given to them in the Uniform Commercial Code.

Section 2.     Loan and Term.
               --------------

     2.1.      Revolving Credit Loans.
               -----------------------

               (a) Subject to the terms and conditions hereof, Bank hereby extends to Borrowers a line of credit facility (the "Facility") under which Bank shall make loans (the "Loans" or "Revolving Loans") to Borrowers at Agent's request from time to time during the term of the Facility, in an amount up to Twenty Million Dollars ($20,000,000). Borrowers may borrow, prepay, and reborrow hereunder, provided that the principal amount of all Revolving Loans outstanding at any one time shall not exceed $20,000,000. If the amount of Revolving Loans outstanding at any time exceeds that amount, Borrowers shall immediately pay the amount of such excess to Bank in cash. The principal balance of the Revolving Note outstanding from time to time shall bear interest in accordance with
Section 2.2 of this Agreement.

               (b) Bank will apply funds in Agent's principal depository account at Bank (the "Corporate Bank Account") on a daily basis to the payment of Revolving Loans automatically and without notice, request or demand by Agent or any Borrower, in accordance with Bank's automatic sweep program. Pursuant to that program, Bank will either make Revolving Loans or apply toward the payment of interest and principal of Revolving Loans or apply toward the payment of interest and principal of Revolving Loans an amount necessary to maintain a minimum balance in the Corporate Bank Account of $600,000. However, in no event will the principal amount of the Revolving Loans exceed the amount provided for in clause (a) of this Section. Bank reserves the right to change the provisions and mechanics of its automatic sweep program in a separate writing to Agent on behalf of the Borrowers and such change need not be reflected by an amendment to this Agreement in order to be effective.

               (c) On the execution date of this Agreement, Borrowers shall execute and deliver to Bank the Revolving Note in the principal amount of $20,000,000, in the form attached as Exhibit 2.1(c) (the "Note").

               (d) The Facility shall expire on September 15, 2004, and the entire outstanding principal balance of the Revolving Note, and all accrued interest, shall become due and payable not later than that date. Borrowers may prepay the principal balance of the Revolving Note in whole or part at any time. Until all Obligations have been fully repaid and this Agreement has terminated, Bank shall retain its security interest in all Collateral then existing or arising thereafter.

     2.2       Interest.
               --------

               a. Subject to the terms and conditions of this Agreement, the Loans shall bear interest as follows:

                    (1) on amounts subject to a Pricing Option, at an annual rate equal to the LIBOR Rate plus the Applicable LIBOR Margin; and

                    (2) on amounts not subject to a Pricing Option, at an annual rate equal to the Prime Rate plus the Applicable Prime Margin in effect on each date; or

                    (3) on amounts so selected by Agent, the Borrowers have the right to use a LIBOR Pricing Option in connection with the Bank's overnight-sweep LIBOR pricing program, with the amounts subject to such election priced on a daily basis based upon the LIBOR Rate plus Applicable LIBOR Margin for a 30-day LIBOR Interest Period.

               b. Subject to the terms and conditions of this Agreement, Borrowers may from time to time elect to have a Pricing Option apply to a portion of the principal amount of outstanding Loans, as specified by Agent on behalf of the Borrowers, for a permissible LIBOR Interest Period specified by Agent. Agent shall make each such election by giving notice (which notice shall be irrevocable) to Bank in the manner and by the deadline reasonably acceptable to Bank.

               c. Borrowers' right to elect a Pricing Option for any portion of outstanding Loans is subject to the following limitations: (i) Borrowers may not elect a Pricing Option at a time when an Event of Default has occurred and has not been waived; (ii) no LIBOR Interest Period shall end later than the maturity date of the Note evidencing the borrowing of the relevant principal amount; (iii) the principal amount that can be subject to a Pricing Option is $1,000,000 or a whole multiple thereof; (iv) once a Pricing Option has been selected for a portion of the Loans, no other Pricing Option may apply to such portion until the expiration of the LIBOR Interest Period applicable to the first Pricing Option; and (v) there may be no more than five separate Pricing Options at any given time.

               d. Interest on the principal amount subject to a Pricing Option is payable on the last day of the relevant LIBOR Interest Period. Interest on the principal amount of Loans not subject to a Pricing Option is payable on the first Business Day of each calendar month. In addition, all accrued interest is payable at maturity (whether by acceleration, notice of intention to prepay or otherwise).

               e. Interest on the Loans shall be computed on the basis of a 360-day year and charged for the actual number of days involved. The interest rate applicable to amounts not subject to any Pricing Option shall change automatically upon each change in the Prime Rate. Upon the occurrence of an Event of Default and until such Event of Default is waived, the Loans shall bear interest at the Borrower Default Rate; this provision does not constitute a waiver of any Event of Default or an agreement by Bank to permit any late payments whatsoever.

               f. Borrowers shall have the right to prepay the Loans in whole at any time, or in part from time to time, without premium or penalty, provided that, at any time when a Pricing Option is in effect, no prepayment of such portion of the principal amount of the Loans as is subject to such Pricing Option shall be made except on the last day of the applicable Interest Period. Each notice of prepayment shall be irrevocable and shall obligate Borrowers to prepay the amount stated therein on the date stated therein.

          g. In no event shall the interest rate and other charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges hereunder in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the principal balance of the Loans, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, the Bank shall refund to Borrowers such excess.

          h. Borrowers' right to elect a LIBOR Pricing Option shall be terminated automatically if Bank, by telephonic or telegraphic or other written notice, notifies Agent on behalf of Borrowers that Eurodollar deposits which have a maturity corresponding to the proposed LIBOR Interest Period, in an amount equal to the amount requested by Borrowers to be subject to a LIBOR Pricing Option, are not readily available in the London Inter-Bank Eurocurrency Market, or that, by reason of circumstances affecting such market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed LIBOR Interest Period.

          i. Notwithstanding anything herein contained to the contrary, if at any time any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Bank to fund or maintain its funding in Eurodollars of any portion of the principal amount of the Note or otherwise to give effect to Bank's obligations as contemplated hereby, (i) Bank may by facsimile or other written notice thereof to Agent on behalf of Borrowers declare Bank's obligations in respect of the LIBOR Pricing Option to be terminated forthwith, and (ii) all LIBOR Pricing Options then in effect shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the interest rate applicable to amounts to which no Pricing Option applies; and (iii) Borrowers' right to elect LIBOR Pricing Options is terminated until Bank notifies Agent on behalf of Borrowers that the right to elect LIBOR Pricing Options is reinstated.

          j. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with an guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Bank of agreeing to make or of making, funding or maintaining Loans subject to the LIBOR Pricing Option, then from time to time, upon written demand by Bank if it shall at the time be the general policy or practice of Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, Borrowers shall pay to Bank additional amounts sufficient to compensate Bank for such increased cost and Bank shall be entitled to additional compensation for only that portion of such costs incurred from and after the date that is ten (10) days prior to the date Borrower receives such notice.. A certificate as to the amount of such increased cost submitted to Agent on behalf of Borrowers by Bank shall be conclusive and binding for all purposes, absent manifest error.

          k. If, with respect to any LIBOR Pricing Option the LIBOR Rate for any LIBOR Interest Period will not adequately reflect the cost to Bank of making a Loan subject to the relevant LIBOR Pricing Option for such LIBOR Interest Period, Bank shall forthwith so notify Borrowers in writing, whereupon Borrowers' right to elect any LIBOR Pricing Option shall be suspended until Bank shall notify them that Bank has determined that the circumstances causing such suspension no longer exist. Bank shall use its best efforts to substitute a comparable rate during such time that the LIBOR Pricing Option is so suspended.

     2.3  Applicable LIBOR Margins.
          ------------------------

          (a) The Applicable LIBOR Margin ("LIBOR+") expressed as a percentage, in effect on any date shall be determined based on the ratio of Total Funded Debt to EBITDA of Borrowers (which shall be specified by "x" in the chart below and determined pursuant to clause (b) of this paragraph), as follows:

--------------------------------------------------------
Total Funded Debt to EBITDA                     LIBOR +
--------------------------------------------------------

    x * 3.50                                    + 1.50%
--------------------------------------------------------

3.49 * x ** 2.0                                 +1.25%
--------------------------------------------------------

1.99 * x ** 1.0                                 +.75%
--------------------------------------------------------

*  greater than or equal to
** greater than

          (b) The Total Funded Debt to EBITDA in effect on a certain date is determined as follows: the Borrowers shall calculate Total Funded Debt to EBITDA each quarter and attach quarterly financial statements to such calculation and deliver same to Bank at the time that the Bank receives the financial statements of Borrowers delivered to Bank pursuant to Section 4.1 hereof; provided, however, that if such financial statements or Total Funded Debt to EBITDA are not delivered on a timely basis, are not accurate and correct, or are not prepared in accordance with the requirements of this Agreement, then the Total Funded Debt to EBITDA shall be the ratios determined by Bank in its sole judgment. If the Total Funded Debt to EBITDA as recalculated requires a change in Applicable LIBOR Margin, the Applicable LIBOR Margin will change accordingly starting on the first day of the calendar month following the Bank's receipt of such financial statements. Notwithstanding the foregoing, the Applicable LIBOR Margin in effect on the first day of the LIBOR Interest Period applicable to a Pricing Option shall remain in effect for such entire LIBOR Interest Period with respect to the amount of the Loan subject to such Pricing Option.

          (c) If any financial statements of Borrowers are later determined to have been incorrect, and if the Total Funded Debt to EBITDA determined pursuant to the correct information would result in a greater amount owing by Borrowers for the relevant period than had been actually paid by Borrowers for such period, Borrowers shall pay to Bank upon demand, the difference between the amount actually paid for the relevant period and the amount owed based on the Total Funded Debt to EBITDA determined pursuant to the correct information, together with interest on the amount owed at the Borrower Default Rate. If any financial statements of Borrowers are later determined to have been incorrect, and if the Total Funded Debt to EBITDA determined pursuant to the correct information will result in a lesser amount of money owing by Borrowers for the relevant period than had actually been paid by Borrowers for such period, then Borrowers shall receive from Bank to the ratable benefit of Borrowers upon demand, the difference between the amount actually paid for the relevant period and the amount owed based on the Total Funded Debt to EBITDA, determined pursuant to the correct information.

          (d) If any financial statements of Borrowers are later determined to have been incorrect as a result of a retroactive change in Generally Accepted Accounting Principles, and if the Total Funded Debt to EBITDA determined pursuant to such changed information would result in a lesser amount owing by Borrowers for the relevant period than had been actually paid by Borrowers for such period, Bank upon demand shall rebate or credit the difference to Borrowers between the amount actually paid for the relevant period and the amount owed based on the Total Funded Debt to EBITDA determined pursuant to the changed information.

     2.4. Accounting.  After the end of each calendar month, Bank will:
          -----------

          (a) if Bank so elects, charge Agent or any Borrower's account for any or all amounts then due to Bank under this Agreement for interest, expenses and the like and notify Borrowers in writing of such charges; and

          (b) render to Agent a statement of Borrowers' loan account with Bank hereunder, which statement shall be considered correct and to have been accepted by Borrowers and shall be conclusively binding upon Borrowers, absent manifest error, unless a Borrower notifies Bank in writing of any discrepancy within fifteen (15) Business Days from the mailing of such statement. As used herein, "Business Days" are days on which the principal office of Bank is open for the transaction of its full banking business.

     2.5. Costs.  Borrowers shall pay to Bank its reasonable costs and expenses
          ------
(including, without limitation, reasonable attorneys' fees, court costs, litigation and other expense) incurred or paid by Bank in negotiating, documenting, administering and enforcing this Agreement and the Loan Documents and in establishing, maintaining, protecting, perfecting or enforcing any of Bank's rights or any Borrower's obligations, including, without limitation, any and all such costs and expenses incurred or paid by Bank in defending Bank's title or right to the Collateral or in collecting or enforcing payment of the Collateral and all costs of filing financing, continuation or termination statements or mortgages with respect to the Collateral.

     2.6. Banking Services.  Borrowers shall maintain a full financial services
          ----------------
relationship with Bank (including depository accounts and banking services) so long as the fees related to such accounts and banking services are reasonable, customary and consistent with fees being charged to similarly-situated borrowers, excluding however any existing bank account of one of the Borrowers in Maine.

     2.7. Use of Proceeds.  The proceeds of the Loans will be used only for
          ----------------
general corporate purposes.

     2.8. Maximum Interest Rate.  In no event shall the interest rate and other
          ----------------------
charges hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges hereunder in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the principal balance of the Loans, in the inverse order of maturity, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no Obligations outstanding, Bank shall refund to Borrowers such excess.

     2.9  Currency Option.  (a) Bank hereby provides to Borrowers the option to
          ----------------
choose to have its Loans made to Borrowers in freely tradable foreign currency reasonable acceptable to the Bank (a "Foreign Currency") instead of U.S. Dollars (the "Foreign Currency Option"). Any borrowing to be funded in a Foreign Currency is subject to the following terms and conditions, notwithstanding anything to the contrary in this Agreement:

          (i) Agent must give Bank written notices of its intention to use the Foreign Currency Option at least 3 days prior to the actual funding date. Such written notice shall specify the actual funding date, the principal amount of such funding and state that the Borrowers are not then in default under the terms of this Agreement.

          (ii) Borrowers' right to elect a Foreign Currency Option for any portion of outstanding Loans is subject to the following limitations: (A) the total number of Foreign Currency Options outstanding at any one time under this Agreement shall not exceed five; (B) Borrowers may not elect a Foreign Currency Option at a time when an Event of Default has occurred and has not been waived; (C) no Foreign Currency Option shall end later than the maturity date of the Note evidencing the borrowing of the relevant principal amount; (D) the principal amount that can be subject to a Foreign Currency Option is $500,000 (U.S. Dollars) or a whole multiple thereof, but shall not exceed $6,000,000 in the aggregate at any time; and (E) once a Foreign Currency Option has been selected for a portion of the Loans, no other Foreign Currency Option may apply to that same portion of the Loans until the expiration of the interest period applicable to such Foreign Currency Option (but nothing in this clause (E) shall be construed as prohibiting separate Foreign Currency Options on different portions of the Loans as contemplated by clause (A) of this paragraph).

          (iii) Borrowers' right to elect a Foreign Currency Option shall be suspended automatically if Bank, by telephonic or telegraphic or other written notice, notifies Borrowers that foreign currency contracts which have a maturity corresponding to the proposed interest period, in an amount equal to the amount requested to be subject to a Foreign Currency Option, are not readily available. Such suspension shall end automatically upon termination of the circumstances originally creating the suspension.

     (b) Notwithstanding anything herein contained to the contrary, if at any time any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Bank to fund or maintain its funding in a Foreign Currency of any portion of the principal amount of the Loans or otherwise to give effect to Bank's obligations as contemplated hereby,
(A) Bank may by facsimile or other written notice thereof to Borrowers declare Bank's obligations in respect of the Foreign Currency Option to be terminated forthwith, and (B) all Foreign Currency Options then in effect shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the interest rate applicable to amounts to which no Foreign Currency Option applies; and (C) Borrowers' right to elect Foreign Currency Options is terminated until Bank notifies Agent that Borrowers' right to elect Foreign Currency Options is reinstated.

     (c) If, due to either (A) the introduction of or any change in or in the interpretation of any law or regulation or (B) the compliance with an guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Bank of agreeing to make or of making, funding or maintaining Loans subject to the Foreign Currency Option, then from time to time, upon written demand by Bank if it shall at the time be the general policy or practice of Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, Borrowers shall pay to Bank additional amounts sufficient to compensate Bank for such increased cost. A certificate as to the amount of such increased cost submitted to Borrowers by Bank shall be conclusive and binding for all purposes, absent manifest error.

     (d) Each Borrower hereby indemnifies Bank and holds Bank harmless from and against any and all losses or expenses that Bank may sustain or incur as a consequence of any prepayment or any default by any Borrower in the payment of the principal of or interest on any Foreign Currency Option or failure by a Borrower to complete a borrowing of, a prepayment of or conversion of or to a Foreign Currency Option after notice thereof has been given by any Borrower including (but not limited to) any interest payable by Bank to lenders of funds obtained by it in order to make or maintain its Foreign Currency Option hereunder, and any other loss obtained by it in order to make or maintain its Foreign Currency Option hereunder, and any other loss or expense incurred by Bank by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to make, continue, convert into or maintain, a Foreign Currency Option

     (e) Without limiting and in addition to the provisions of this Agreement, if for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document to which a Borrower is party it becomes necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the business day before the day of which judgment is given. For the purpose, "rate of exchange" means the rate at which Bank would, on the relevant date at or about 12:00 noon (New York time), be prepared to sell a similar amount of such currency in New York against the Judgement Currency. In the event that there is a change in the rate of exchange prevailing between the business day before the day on which the judgement is given and the date of payment of the amount due, the applicable credit party shall, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement or such other applicable Loan Document in such other currency. Any additional amount due from Borrowers under this Section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of any of the Loan Documents.

     2.10 Joint and Several Liability; Agent.
          ----------------------------------

          (a) The obligations and liabilities of Borrowers, under, and all representations, warranties and covenants of Borrowers in, this Agreement and the Loan Documents shall be joint and several in all respects whatsoever. Whenever the term "Borrower" or "Borrowers" is used in this Agreement or the Loan Documents it shall mean each individual Borrower and all Borrowers jointly and severally.

          (b) Bank may deal with each Borrower as if it were the sole obligor, without impairing in any way the liability of any other Borrower. Without limiting the generality of that right, Bank may in particular release, impair, or fail to perfect an interest in any Collateral of any Borrower, waive defaults by any Borrower, or extend, compromise or release the liability of any Borrower, without the consent of any other Borrower.

          (c) Borrowers represent that they have carefully considered the alternatives to and the legal consequences of incurring joint and several liability for the Obligations and have determined that by such arrangement they are able to obtain financing on terms more favorable than otherwise, and that under a joint and several loan facility they will each realize substantial interest savings over alternative financing arrangements.

          (d) All Borrowers hereby irrevocably appoint Agent as their representative to deal with Bank on their behalf in all respects in connection with this Agreement and the transactions contemplated herein. All Borrowers agree to be bound by all actions of Agent in all such respects.

               (e) Bank may bring a separate action or actions on the Obligations against each, any, or all of the Borrowers, whether action is brought against any other or all of such Borrowers, or any one or more of the Borrowers is or is not joined therein. Each Borrower agrees that any release which may be given to any one or more of the Borrowers or any guarantor of the Obligations shall not release any other Borrower from its obligations hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), set off, counterclaim, or claims which such Borrower individually may now or any time hereafter have against another Borrower or any other party liable to Bank in any manner whatsoever.

               (f) Any and all present and future debt and other obligations of any Borrower to any other Borrower are hereby subordinated to the full payment and performance of the Obligations; provided, however, such debt and other obligations may be incurred and repaid, subject to the terms of this Agreement, so long as no Default or Event of Default shall have occurred and not have been waived.

               (g) Each Borrower is presently informed as to the financial condition of each of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep itself informed as to the financial condition of all other Borrowers, the status of all other Borrowers, and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any of the Borrowers to Bank for information, each Borrower hereby waives any and all rights it may have to require Bank to disclose to such Borrower any information which Bank may now or hereafter acquire concerning the condition or circumstances of any of the Borrowers.

               (h) Each Borrower waives all rights to notices of default, existence, creation, or incurring of new or additional indebtedness, and all other notices of formalities to which such Borrower may, as a joint and several Borrower hereunder, be entitled.

Section 3.     Representations and Warranties.
               -------------------------------

     Each Borrower hereby warrants and represents to Bank the following:

     3.1.      Organization and Qualification.  Each Borrower is duly organized
               -------------------------------
and validly existing in good standing under the laws of the jurisdiction of its organization, has the power and authority (corporate and otherwise) to carry on its business and to enter into and perform this Agreement, the Notes and each Loan Document to which it is a party and is not qualified and licensed (nor is such qualification or licensing required) to do business in any other jurisdiction. All information set forth in the Certificate of Borrower for such Borrower, and in all attachments thereto, is true and correct.

     3.2.      Due Authorization.  The execution, delivery and performance by
               ------------------
each Borrower of this Agreement, the Notes and each Loan Document to which it is a party have been duly authorized by all necessary corporate action, and will not contravene any law or any governmental rule or order binding on such Borrower, or the certificate of incorporation or regulations of such Borrower, nor violate any material agreement or instrument by which such Borrower is bound nor result in the creation of a Lien on any assets of such Borrower except the Liens to Bank granted herein. Each Borrower has duly executed and delivered this Agreement, the Notes and each Loan Document to which it is a party and they are valid and binding obligations of each Borrower enforceable according to their terms except as limited by equitable principles and by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally. No notice to or consent by any government body is needed in connection with this transaction.

     3.3.  Litigation.  There are no suits or proceedings pending or, to the
           -----------
best knowledge of Borrowers, threatened against or affecting any Borrower, and no proceedings before any governmental body pending or threatened against any Borrower, except as listed on Exhibit 3.3 or which, if adversely determined, would have a material negative affect on the Borrower's business, financial condition or prospects.

     3.4.  Margin Stock.  No part of the Loans will be used to purchase or
           -------------
carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, each Borrower will furnish to Bank statements in conformity with the requirements of Federal Reserve Form U-1. Margin Stock as defined in Regulations U and X principally includes: (a) stocks that are registered on a national securities exchange; (b) debt securities (bonds) that are convertible into margin stocks; (c) any over-the-counter security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission (NMS security); and (d) shares of most mutual funds, unless 95 per cent of the assets of the fund are continuously invested in U.S. government, agency, state, or municipal obligations.

     3.5.  Business.  Each Borrower has all franchises, authorizations,
           ---------
patents, trademarks, copyrights and other rights necessary or appropriate to conduct its business, except where the lack of such rights would not have a material adverse effect on Borrower's business, assets or financial condition. They are all in full force and effect and are not in known conflict with the rights of others. No Borrower is a party to or subject to any agreement or restriction which in the opinion of such Borrower's management is so unusual or burdensome that it might have a material adverse effect on such Borrower's business, properties or prospects. Each Borrower is in material compliance with all material agreements applicable to it, including obligations to contribute to any employee benefit plan or pension plan regulated by the federal Employee Retirement Income Security Act ("ERISA"). See Exhibit 3.5.

     3.6.  Laws and Taxes.  Each Borrower is in material compliance with all
           ---------------
laws applicable to it, has filed all required tax returns and has paid all taxes shown to be due and payable on those returns. No taxing authority has asserted or assessed any additional tax liabilities against any Borrower. See Exhibit 3.6.

     3.7.   Environmental Laws.  (a) Each Borrower has obtained all material
            -------------------
permits, licenses and other authorizations which are required under Environmental Laws and each Borrower is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws;

            (b) No Borrower is aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance in any material respect with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste; and

            (c) There is no material civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of any Borrower, threatened against any Borrower, relating in any way to Environmental Laws.

     3.8.   Financial Condition.  All financial statements and information
            --------------------
relating to Borrowers which have been or may hereafter be delivered by Borrowers to Bank are true and correct in all material respects and have been prepared in accordance with Generally Accepted Accounting Principles. Borrowers do not have any material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrowers since the submission of such financial information to Bank.

     3.9.   Solvency.  Each Borrower is Solvent and upon consummation of the
            ---------
transactions contemplated hereby will be Solvent. "Solvent" means that: (a) the present fair salable value of a Borrower's assets is in excess of the total amount of its liabilities (including contingent liabilities); (b) each Borrower is able to pay its debts as they become due; and (c) no Borrower intends to or believe it will incur obligations beyond its ability to pay as they mature.

Section 4.  Financial Statements and Information  .
            ------------------------------------  -

     4.1.   Financial Statements.  So long as any Obligations to Bank are
            ---------------------
outstanding, Borrowers shall maintain a standard and modern system for accounting in accordance with Generally Accepted Accounting Principles and Agent shall furnish to Bank:

            (a) Within forty five (45) days after the end of the first three fiscal quarters of each fiscal year, a copy of its balance sheet as of the end of such quarter, and profit and loss statements and cash flow statements for such quarter and for the year to date, which statements shall be in reasonable detail, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of the Agent and shall be in such form as is reasonably acceptable to the Bank;

          (b) Within one hundred and twenty (120) days after the end of each fiscal year beginning with the current fiscal year, a copy of its financial statements for such year including its balance sheet, profit and loss and surplus statements for such year, which statements shall be audited by a firm of independent certified public accountants acceptable to Bank (which acceptance shall not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without significant qualification;

          (c) With the statements submitted under (a) and (b) above (being on a quarterly and an annual basis), a certificate signed by the principal financial officer of the Agent, (i) stating he is familiar with this Agreement and the other Loan Documents and that no Default or Event of Default has occurred, or if any such condition or event existed or exists, specifying it and describing what action the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of the Borrowers in respect of the financial covenants and restrictions contained in this Agreement;

          (d) Promptly after any Responsible Officer of any Borrower obtains knowledge of any condition or event which constitutes a Default or Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrowers have taken or is taking or proposes to take in respect thereof;

          (e) Promptly upon receipt thereof, copies of all letters to management and all audit reports submitted to Borrowers by independent certified public accountants in connection with each audit of the books of Borrowers made by such accountants;

          (f) Copies of all statements, notices and reports any Borrower shall hereafter send to its creditors generally;

          (g) Promptly upon the occurrence thereof, notice that a material reportable event (as defined in Section 4043(b) of the Employee Retirement Income Security Act of 1974 ("ERISA")) (a "Reportable Event") has occurred with respect to any employee benefit plan maintained by a Borrower for its employees (a "Plan"); and

          (h) With reasonable promptness, such other information as Bank requests.

If at any time a Borrower has any subsidiaries which have financial statements that could be consolidated with those of such Borrower under generally accepted accounting principles, the financial statements required by subsections (a) and
(b) above shall be the financial statements of Parent's consolidated world-wide operations, consolidated US operations and consolidated European operations.

Section 5.  Covenants.  Each Borrower hereby covenants to Bank the following:
            ----------

     5.1.   Existence; Merger; Disposition of Assets.  Except with the prior
            -----------------------------------------
written consent of Bank, which consent shall not be unreasonably withheld, each Borrower (a) will maintain its existence, (b) will not (i) change its capital structure (except that sales of additional shares of common stock and treasury stock transactions shall be permitted), (ii) merge or consolidate with any corporation, partnership or other entity (except (A) in connection with any acquisition or investment not prohibited by this Agreement, a Borrower may merge or consolidate with another corporation or entity so long as the resulting entity is fully liable as a Borrower under this Agreement, and (B) any Borrower may merge or consolidate with another Borrower), or (iii) sell, lease, transfer or otherwise dispose of all or substantially all of its assets (except (A) to another Borrower or to a new Subsidiary which has complied or is complying with
Section 5.4 or (B) the sale, abandonment or other disposition of obsolete assets).

     5.2.   Pledge or Encumbrance of Assets.  No Borrower will create, incur,
            --------------------------------
assume, cause or permit to occur or permit to continue in existence (i) any Lien on any property or asset now owned or hereafter acquired by a Borrower, except for Permitted Liens, (ii) any material impairment of the value or priority of Bank's Lien in Collateral other than impairment in the value of Collateral resulting from economic fluctuations in the value of assets (including inventory) outside of the control of Borrowers, (iii) any condition or circumstance allowing a notice of lien, levy or assessment to be filed against a Borrower or an asset of such Borrower by any government authority, or (iv) a seizure, attachment or other levy upon an asset of a Borrower by a judicial officer.

     5.3.   Guarantees and Loans.  No Borrower will enter into any direct or
            ---------------------
indirect guarantees other than by endorsement of checks for deposit in the ordinary course of such Borrower's business, nor make any advance or loan other than in the ordinary course of as presently conducted except that a Borrower may make loans or advances to its Affiliates and Subsidiaries.

     5.4.   Business.  Each Borrower will engage primarily in business of the
            ---------
same general character as that now conducted. Each Borrower will not make any investment in any other entity, through the direct or indirect holding of securities or otherwise, except that a Borrower shall be permitted to (a) conduct its business outside of the United States through newly formed, wholly-owned (or as near to wholly-owned as legally possible where resident share or other restrictions on such ownership apply) Subsidiaries, and (b) conduct its business through newly-formed, wholly-owned domestic Subsidiaries so long as Bank is notified in advance of such formation and Bank consents to such formation (which consent shall not be unreasonably withheld or delayed) and each such Subsidiary (if requested by Bank) (i) grants to Bank a first-priority and perfectable security interest in its Accounts and the other classes of assets that are Collateral hereunder, and (ii) executes in favor of Bank an agreement whereby such Subsidiary is bound to abide by covenants and restrictions substantially similar to those applicable to Borrowers hereunder, and (c) invest in Permitted Investments.

     5.5.   Condition and Repair.  Each Borrower will maintain in good repair
            ---------------------
and working order, subject to normal wear and tear, all material properties used in its business and from time to time will make all appropriate repairs and replacements thereof.

     5.6.   Insurance.  Each Borrower will maintain, with financially sound and
            ----------
reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by corporations of established reputation engaged in the same or similar businesses, together with any other insurance requested by Bank. All such policies relating to Collateral will name Bank as an additional insured and, where applicable, as loss payee under a lender loss payable endorsement satisfactory to Bank, and shall provide for thirty (30) days written notice to Bank before such policy is altered or canceled.

     5.7.   Taxes.  Each Borrower has paid and will pay all taxes, assessments
            ------
and other governmental charges imposed upon it or any of its assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien or charge upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, if Bank is notified in advance of such contest and if a Borrower establishes any reserve or other appropriate provision required by generally accepted accounting principles and deposits with Bank cash or bond in an amount acceptable to Bank.

     5.8.   Compliance with Law.  Each Borrower will comply with all federal,
            --------------------
state and local laws, regulations and orders applicable to it or its assets, in all respects material to such Borrower's business, assets or prospects, including without limitation all Environmental Laws.

     5.9.   Transactions with Affiliates.  Each Borrower will not (a) directly
            -----------------------------
or indirectly make or cause to be made any guarantee for the benefit of any of its Affiliates (other than another Borrower), (b) directly or indirectly make or cause to be made any loans or advances to or investments in any of its Affiliates (other than another Borrower), except such transactions with Subsidiaries valued at not in excess of $1,000,000 relating to any one matter or $3,000,000 in the aggregate for all Subsidiaries (provided, that existing debt owed by the Belgian and Italian operating subsidiaries of the Agent or any Borrower, as applicable, in the aggregate amount of approximately Euro 7,883,944 shall not count against this limitation), or (c) enter into any transaction with any of its Affiliates (other than another Borrower) except sales of goods or inventory to or from Subsidiaries in the ordinary course of business.

     5.10.  Indebtedness.  No Borrower will  incur, create, assume or permit to
            -------------
exist indebtedness for borrowed money (other than the Obligations), or indebtedness on account of deposits, advances or progress payments under contracts, or notes, bonds, debentures or similar obligations, unless the creditor relating to any new indebtedness and such Borrower have entered into an intercreditor agreement with Bank effectively subordinating such new indebtedness to all

Obligations on terms reasonably satisfactory to Bank. Notwithstanding the foregoing, any Borrower is permitted to enter the following: (a) an Indenture by and between Agent and Star Bank, National Association, as Trustee, dated as of September 1, 1996, for the issuance of up to $23,000,000 of convertible subordinated debentures (herein, the "Subordinated Indebtedness") and Agent is hereby permitted to issue the Subordinated Indebtedness; (b) a leaseline of up to $2,000,000 from PNC Bank, N.A.; (c) the secured credit facility between Viral Antigens, Inc. and AMSOUTH Bank; and (d) the BEF 6,000,000 line of credit facility for the Belgian operating subsidiary.

     5.11.  Leases.  No Borrower will enter into any operating or capital lease
            -------
of real or personal property as lessee if the aggregate rentals due under such lease and all other leases then in effect would exceed $500,000 in any fiscal year.

     5.12.  Management.  At least one of William J. Motto or John A. Kraeutler
            -----------
shall be employed full-time in at least one of the following positions:
Chairman of the Board, Chief Executive Officer or President.

     5.13.  Depository.  At all times the Bank shall be Borrowers' principal
            -----------
depository in which the majority of Borrowers' operating funds and accounts are deposited and Bank shall be the principal bank of account of Borrowers except as provided for in Section 2.6 of this Agreement.

     5.14   Stock Repurchases.  No Borrower will redeem or repurchase any shares
            ------------------
of its capital stock in any fiscal year in a total amount exceeding $2,500,000.

     5.15   Fixed Charge Coverage Ratio.  At the end of each fiscal quarter on a
            ----------------------------
rolling four quarter basis, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least: (a) 0.5:1.0 for the period ending December 31, 2001; (b) 1.0:1.0 for each period ending from January 1, 2002 through September 30, 2002, and (c) 1.25:1.0 for each period ending from and after October 1, 2002. "Fixed Charge Coverage Ratio" means the ratio of (a) EBITDA for a given period to (b) required principal payments on Funded Indebtedness plus income taxes, plus interest expense, plus unfunded capital expenditures and paid dividends, for such time period.

     5.16   Tangible Net Worth.  Borrowers shall maintain a Tangible Net Worth
            -------------------
as of the end of each fiscal period of at least $26,500,000 on a consolidated basis.

     5.17.  Funded Debt Ratio.  At the end of each fiscal quarter of Borrowers
            ------------------
during the term of this Agreement on a rolling four quarter basis, the ratio of Borrowers' Funded Debt to EBITDA shall not exceed: (a) 8.65:1.0 at the period ending December 31, 2001, (b) 6.50:1.0 at each period end commencing March 31, 2002 and continuing until June 30, 2002, and (c) 4.0:1.0 at each period end thereafter commencing September 30, 2002.

     5.18   Representations.  Each Borrower covenants that the representations
            ----------------
set forth herein will continue to be correct so long as this Agreement is in effect. Each Borrower will, within three days of its knowledge thereof, give written notice to Bank of the existence of any event which would prohibit such Borrower from continuing to make the representations set forth in this Agreement.

Section 6.  Security.
            ---------

     6.1.   Security Interest of Bank.  To induce Bank to make the Loans, and
            --------------------------
as security for all Obligations, each Borrower hereby assigns to Bank as Collateral and grants to Bank a continuing pledge and security interest in the following property of such Borrower (together with all proceeds and products thereof and all additions and accessions thereto, replacements thereof, supporting obligations therefor, guaranties thereof, insurance or condemnation proceeds thereof, documents related thereto, all sales of accounts constituting a right of payment therefrom, all tort or other claims against third parties arising out of damage thereto or destruction thereof, all property received wholly or partly in trade or exchange therefor, all fixtures attached or appurtenant thereto, all leases thereof, and all rents, revenues, issues, profits and proceeds arising from the sale, lease, encumbrance, collection or any other temporary or permanent disposition thereof, or any other interest therein, the "Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

            (a) all Accounts, all Inventory, all Equipment, all General Intangibles, all Investment Property;

            (b) all instruments, chattel paper, electronic chattel paper, documents, securities, moneys, cash, letters of credit, letter of credit rights, promissory notes, warrants, dividends, distributions, contracts, agreements, contract rights or other property, owned by a Borrower or in which a Borrower has in interest, including but not limited to, those which now or hereafter are in the possession or control of Bank or in transit by mail or carrier to or in the possession of any third party acting on behalf of Bank, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, and the proceeds thereof, all rights to payment from, and all claims against Bank, and any deposit accounts of a Borrower with Bank, including all demand, time, savings passbook or other accounts and all deposits therein;

            (c) all assets and all personal property now owned or hereafter acquired; all now owned and hereafter acquired inventory, equipment, fixtures, goods, accounts, chattel paper, documents, instruments, farm products, general intangibles, supporting obligations, software, and all rents, issues, profits, products and proceeds thereof, wherever any of the foregoing is located; and

            (d) all cash, instruments, documents, securities, money or other property, owned by a Borrower or in which a Borrower has an interest, which now or hereafter are at any time in the possession or control of Bank or in transit by mail or carrier to or in the possession of any third party acting on behalf of Bank, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, and any deposit accounts of any Borrower with Bank, including all demand, time, savings, passbook or other accounts.

     6.2.   Representations in Exhibit 6.2.  Each Borrower represents and
            -------------------------------
warrants that the representations and warranties set forth in Exhibit 6.2, the Specific Representations Exhibit, are true and correct. Except as otherwise permitted hereunder and without the prior written consent of Bank (which consent shall not be unreasonably withheld), no Borrower shall change its name, transfer its executive offices or maintain records with respect to Accounts at any location other than its present executive offices specified in that Exhibit.

     6.3.   Provisions Concerning Accounts.  (a) Each Borrower represents and
            -------------------------------
warrants that each Account reflected in its books and records submitted to Bank is, or will at the time it arises be, owned by such Borrower free and clear of all Liens in favor of any third party, will be a bona fide existing obligation created by the final sale and delivery of goods or the completed performance of services by such Borrower in the ordinary course of its business, will be for a liquidated amount maturing as stated in the supporting data covering such transaction, and will not be subject to any known deduction, offset, counterclaim, return privilege or other condition except as reflected on Borrowers' books and records delivered to Bank. No Borrower shall re-date any invoices. Any allowances between a Borrower and its customers will be in accordance with the usual customary practices of such Borrower, as they exist on the date of this Agreement.

            (b) After Default, Bank or its designee may at any time notify Account Debtors that Accounts have been assigned to Bank or of Bank's security interest therein, and after default by Borrowers hereunder collect the same directly and charge all collection costs and expenses to a Borrower's account.

            (c) Bank shall not be liable to Borrowers or any third person for the correctness, validity or genuineness of any instruments or documents released or endorsed to a Borrower by Bank (which shall automatically be deemed to be without recourse to Bank in any event), or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and Bank, by accepting a Lien in the Collateral, or by releasing any Collateral to a Borrower, shall not be deemed to have assumed any obligation or liability to any supplier or Account Debtor of a Borrower or to any other third party, and Borrowers agree to indemnify and defend Bank and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this subparagraph.

            (d) A Borrower shall immediately notify Bank if it becomes aware of a receivership petition or a petition under any chapter of the federal bankruptcy act being filed (or pending) by or against an Account Debtor owing such Borrower more than $150,000, or if an Account Debtor owing such Borrower such an amount dissolves, makes an assignment for the benefit of creditors, becomes insolvent, fails or goes out of business. After the occurrence of an Event of Default, no discount, credit or allowance shall be given with respect to an Account in excess of $100,000 without the Bank's consent.

            (e) Upon the occurrence of an Event of Default, each Borrower appoints Bank and Bank's designees as its attorney-in-fact to endorse such Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Bank's possession; to sign a Borrower's name on any invoice or bill of lading relating to any Accounts, on drafts against Account Debtors, on schedules and assignments of Accounts, on verifications of Accounts, on notices to Account Debtors, and on proofs of claim, releases of lien or any other documents needed to collect Accounts; to notify post office authorities to change the address for delivery of a Borrower's mail to an address designated by Bank, to receive and open all mail addressed to any Borrower and to retain all mail relating to Collateral and forward all other mail to such Borrower; to send requests for verification of Accounts to customers or Account Debtors, and to do all things necessary to carry out or enforce this Agreement. Each Borrower ratifies and approves all acts of Bank or its designees as attorney-in-fact. Bank or its designees as attorney-in-fact will not be liable for any acts or omissions, or for any error of judgment or mistake of fact or law except for bad faith. This power, being coupled with an interest, is irrevocable until all Obligations have been fully satisfied. Any person dealing with Bank shall be entitled to conclusively rely on any written or oral statement of Bank or its designee that this power of attorney is in effect. Bank will not exercise this power of attorney until an Event of Default has occurred.

            (f) If any Accounts in excess of $500,000 shall arise out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, Borrowers shall promptly notify Bank thereof in writing and take all other action requested by Bank to perfect Bank's Lien in such Accounts under the provisions of the Federal laws on assignment of claims.

     6.4.   Liens.  each Borrower represents and warrants that: it has good and
            ------
marketable title to the Collateral, and the Liens granted to Bank pursuant to this Agreement are fully perfected first priority Liens in and to the Collateral with priority over the rights of every person other than such Borrower in the Collateral and other than as described in the definition of "Permitted Liens"; each Borrower is the owner of all personal property in its possession or shown on its books and records; and all assets of such Borrower are owned free, clear and unencumbered, except for Permitted Liens.

     6.5.   Further Assurances.  (a) Each Borrower shall execute and deliver to
            -------------------
Bank at Bank's request all financing statements, continuation statements, fixture filings, endorsements of filings, mortgages, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interest in the Collateral and to fully consummate all transactions contemplated under this Agreement. Each Borrower hereby irrevocably appoints Bank and Bank's designee as such Borrower's true and lawful attorney-in-fact with power to sign the name of such Borrower on any such documents. Each Borrower ratifies and approves all acts of Bank and its designees as attorney-in-fact. Bank or its designees as attorney-in-fact will not be liable for any acts or omissions, or for any error of judgment or mistake of fact or law, except for bad faith.

            (b) If any Collateral, including proceeds, consists of a letter of credit or an advice of credit in excess of $500,000, or an instrument, money, negotiable documents, chattel paper or similar property (collectively, "Negotiable Collateral") Borrowers shall, immediately upon receipt thereof, endorse and assign such Negotiable Collateral over to Bank and deliver actual physical possession of the Negotiable Collateral to Bank, along with causing the execution and delivery of any control agreement deemed necessary by Bank to perfect its interest in such Negotiable Collateral. In addition, Borrowers shall assign and deliver to Bank certain specific promissory notes for certain foreign subsidiaries of Agent.

            (c) Bank may, at any time or times hereafter upon reasonable notice, during Borrowers usual business hours, or during the usual business hours of any third party having control over the records of Borrowers, inspect and verify the Collateral and Borrowers books and records in order to verify the amount or condition of, or any other matter relating to, the Collateral and Borrowers financial condition. Borrowers shall promptly deliver to Bank copies of all books and records requested by Bank.

     6.6.   Reinstatement of Lien.  If, at any time after payment in full by
            ----------------------
Borrowers of all Obligations and termination of Bank's Liens, any payments on Obligations secured by Collateral theretofore made by any Borrower or any other person must be disgorged by Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of a Borrower or such other person), this Agreement and Bank's Liens granted hereunder shall be reinstated as to all disgorged payments as though such payment had not been made, and Borrowers shall sign and deliver to Bank all documents and things necessary to reperfect all terminated Liens.

     6.7.   Other Amounts Deemed Loans.  If a Borrower fails to pay any tax,
            ---------------------------
assessment, government charge or levy or to maintain insurance within the time permitted by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other obligation, Bank may, but shall not be required to, pay, satisfy, discharge or bond the same for the account of such Borrower, and to the extent permitted by law and at the option of Bank all monies so paid out shall be deemed Loans.

     6.8.   Borrower Remains Liable.  Each Borrower shall remain liable under
            ------------------------
any contracts and agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, and Bank shall not have any obligation or liability under such contracts and agreements by reason of this Agreement or otherwise.

     6.9.   Financing Statements.  Each Borrower hereby authorizes Bank to file
            --------------------
a copy of this Agreement as a Financing Statement with appropriate county and state government authorities necessary to perfect Bank's security interest in the Collateral as set forth herein. Each Borrower hereby further authorizes Bank to file UCC Financing Statements on behalf of such Borrower and Bank with respect to the Collateral.

Section 7.  Conditions Precedent.
            ---------------------

     7.1.   Conditions to Loans.  Bank shall not make any Loan until Borrowers
            --------------------
have delivered to Bank, in addition to this Agreement and the Note, the following in form and substance satisfactory to Bank:

            (a) all appropriate financing statements (Form UCC-1) and all consents or waivers of mortgagees, and all items of Negotiable Collateral.

            (b) a Certificate of Borrower in the form of Exhibit 3.1, and all attachments thereto.

            (c) UCC searches, tax lien and litigation searches, insurance certificates, notices, filings or other documents which Bank may require to reflect, perfect, or protect the priority of Bank's priority Lien in the Collateral and to fully consummate this transaction.

            (d) a favorable opinion of counsel to Borrowers, substantially in the form of Exhibit 7.1(d).

            (e) payment by Borrowers of all fees and expenses of Bank's counsel and all recording fees and taxes, if any.

            (f) executed copies of all documents set forth on Bank's document list for this transaction.

            (g) such additional information and materials as Bank may reasonably request.

     7.2.   Conditions to each Loan. Bank will not make any Loan if there has
            ------------------------
occurred, and has not been waived, any Default or Event of Default.


Section 8.  Events of Default and Remedies.
            -------------------------------

     8.1.   Events of Default. Any of the following events shall be an Event of
            ------------------
Default:

            (a) any representation or warranty made by any Borrower or officer of any Borrower herein, or in any other Loan Document or any document furnished to Bank by any Borrower under this Agreement, is incorrect in any material respect when made or when reaffirmed; provided that if the same shall be susceptible of being cured by Borrowers, including elimination of all adverse effects thereof, no Event of Default shall exist with respect thereto unless the same shall remain uncured for a period of thirty (30) days after Borrowers shall have received written notice thereof; or

          (b) Borrowers default in the payment of any principal or interest on any Obligation when due and payable, by acceleration or otherwise, and such default continues for a period of five (5) business days thereafter; or

          (c) Any Borrower fails to observe or perform any covenant, condition or agreement to be observed or performed pursuant to the terms hereof, provided such default continues unremedied for 30 days after written notice thereof to Borrowers by Bank, unless such failure or nonperformance is curable and Borrowers shall, after delivery of such notice, be diligently proceeding to correct such failure or nonperformance and shall in fact correct such failure or non-performance within ninety (90) days of the delivery of such notice (provided, further, that this additional 90 day-cure period shall not be applicable to a violation of Sections 8.1(b), 5.15, 5.16 or 5.17 of this Agreement); or

          (d) Any Borrower fails to keep its assets insured as required herein, or material uninsured damage to or loss, theft or destruction of the Collateral occurs; or

          (e) an Insolvency Event occurs with respect to any Borrower or any guarantor of an Obligation; or

          (f) Any Borrower defaults under the terms of any indebtedness or lease involving total payment obligations of such Borrower in excess of $250,000 which is not cured within the time period permitted pursuant to the terms and conditions of such indebtedness or lease, or an event occurs which gives any creditor or lessor the right to accelerate the maturity of any such indebtedness or lease payments; or

          (g) final judgment for the payment of money in excess of $500,000 is rendered against any Borrower and remains undischarged for 60 days (or the period for appeal thereof has lapsed) during which execution is not effectively stayed or bonded; or

          (h) any event occurs which might, in Bank's opinion, have an material adverse effect on the Collateral or on a Borrower's financial condition, operations or prospects; or

          (i) a Reportable Event occurs with respect to any Plan, other than a Reportable Event caused solely by a decrease in employment or a Reportable Event for which the 30-day notice requirements of Section 4043(a) of ERISA have been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); or a trustee is appointed by a United States District Court to administer any Plan; or the PBGC institutes proceedings to terminate any Plan; or

          (j) an Event of Default occurs and is continuing under any Loan Document; or

          (k) a change occurs in the identity of the individuals comprising the Board of Directors of a Borrower such that the directors in office on the date of execution hereof at any time fail to constitute a majority of such Borrower's Board of Directors then in office; or

          (l) an Event of Default occurs and is continuing under the terms and conditions of the Indenture by and between Agent and Star Bank, National Association, as Trustee, dated as of September 1, 1996 or the terms of such Indenture are materially amended without the prior written consent of Bank.

     8.2. Remedies.  If any Event of Default shall occur and be continuing:
          ---------

          (a) Bank may cease advancing money hereunder, and/or declare all Obligations to be due and payable immediately (and, upon the occurrence of an Event of Default based on an Insolvency Event, all Obligations shall become automatically due and payable without a declaration by Bank), whereupon they shall immediately become due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrowers.

          (b) Bank may set off against the Obligations, all Collateral, balances, credits, deposits, accounts or monies of any Borrower then or thereafter held with Bank, including amounts represented by certificates of deposit.

          (c) Bank may resort to the rights and remedies of a secured party under the Uniform Commercial Code including the right to enter any premises of any Borrower, with or without legal process and take possession of the Collateral and remove it and any records pertaining thereto and/or remain on such premises and use it for the purpose of collecting, preparing and disposing of the Collateral.

          (d) Bank may dispose of the Collateral as is or at its election may refurbish, repair, improve, process, finish, operate, demonstrate and prepare for sale the Collateral, and may store, ship, reclaim, recover, protect, advertise for sale or lease, and insure the Collateral; if any Collateral consists of documents, Bank may proceed either as to the documents or as to the goods represented thereby; Bank's failure to take steps to preserve rights against any parties or property shall not be deemed to be failure to exercise reasonable care with respect to the Collateral.

          (e) Bank may in its sole discretion pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its Lien, and pay all expenses incurred in connection therewith.

          (f) Bank may sell the Collateral at public or private sale, and Borrowers shall be credited with the net proceeds of such sale only when they are actually received by Bank; any requirement of reasonable notice of any disposition of the Collateral shall be satisfied if such notice is sent to Borrowers, as provided in the Notices Section of this Agreement, 10 days prior
                              -------
to such disposition.

          (g) A Borrower shall upon request of Bank assemble the Collateral and any records pertaining thereto and make them available at a place designated by Bank.

           (h) Bank may use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, tradestyle, copyright, patent right, trade secret or technical process used or utilized by any Borrower.

     8.3.  Cumulative Remedies.  No remedy set forth herein is exclusive of any
           -------------------
other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Agreement or any other agreement or now or hereafter existing at law or in equity or by statute. Bank may pursue its rights and remedies concurrently or in any sequence, and no exercise of one right or remedy shall be deemed to be an election. If a Borrower fails to comply with this Agreement, no remedy of law will provide adequate relief to Bank, and Bank shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

     8.4.  Fees and Expenses.  Upon a sale, lease or other disposition of the
           -----------------
Collateral, the proceeds shall be applied first to the expenses of retaking, holding, storing, processing and preparing for sale, selling and the like, and, to the extent permitted by law, to reasonable attorneys' fees and legal expenses, and then to the satisfaction of the Obligations secured by this Agreement. Borrowers shall be liable for any deficiency.

Section 9. Miscellaneous Provisions.
           ------------------------

     9.1.  Delays and Waiver.  No delay or omission to exercise any right shall
           -----------------
impair any such right or be a waiver thereof, but any such right may be exercised from time to time and as often as may be deemed expedient. A waiver on one occasion shall be limited to that particular occasion.

     9.2.  Waiver by Borrower.  Each Borrower waives notice of non-payment,
           ------------------
demand, presentment, protest, or notice of protest of any Accounts or other Collateral, and all other notices; consents to any renewals or extensions of time of payment thereof; and generally waives any and all suretyship defenses and defenses in the nature thereof.

     9.3.  Complete Agreement.  This Agreement and the Exhibits are the complete
           ------------------
agreement of the parties hereto and supersede all previous understandings relating to the subject matter hereof. This Agreement may be amended only by an instrument in writing which explicitly states that it amends this Agreement, and is signed by the party against whom enforcement of the amendment is sought. This Agreement may be executed in counterparts, each of which will be an original and all of which will constitute a single agreement.

     9.4.  Severability.  If any part of this Agreement or the application
           ------------
thereof to any person or circumstance is held invalid, the remainder of this Agreement shall not be affected thereby. The section headings herein are included for convenience only and shall not be deemed to be a part of this Agreement.

     9.5.  Binding Effect.  This Agreement shall be binding upon and inure to
           --------------
the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, a Borrower may not assign any of its rights or delegate any of its obligations hereunder. Bank (and any subsequent assignee) may, upon thirty days notice to Borrowers, transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of Bank; and Bank (or such subsequent assignee who in turn assigns as aforesaid) shall then be relieved and discharged of any responsibility or liability with respect to this Agreement and said Collateral. Bank may also assign partial interests or participations in the Loans to other persons. Bank may disclose to all prospective and actual assignees and participants all financial, business and other information about Borrowers which Bank may possess at any time.

     9.6.  Subsidiaries.  If a Borrower has any Subsidiaries incorporated in
           ------------
the United States of America or any State thereof (specifically excluding however Viral Antigens, Inc.) at any time during the term of this Agreement, the term "Borrower" in each representation, warranty and covenant herein shall mean "the Borrower and each Subsidiary incorporated in the United States of America or any State thereof (specifically excluding however Viral Antigens, Inc.) individually and in the aggregate," and such Borrower shall cause each such Subsidiary to be in compliance therewith.

     9.7.  Notices.  Any notices under or pursuant to this Agreement shall be
           -------
deemed duly sent when delivered in hand or when mailed by registered or certified mail, return receipt requested, addressed as follows:

     To Borrowers:  Meridian Bioscience, Inc., as agent for itself and for
                    Meridian Bioscience Corporation
                    Omega Technologies, Inc.
                    Gull Laboratories, Inc.
                    BIODESIGN Incorporated
                    3471 River Hills Drive
                    Cincinnati, Ohio  45244
                    Attention:  Chief Financial Officer

     With copy to:  James M. Jansing, Esq.
                    Keating, Muething & Klekamp
                    1400 Provident Tower
                    One E. 4th Street
                    Cincinnati, Ohio  45202

     To Bank:       Fifth Third Bank
                    38 Fountain Square Plaza
                    Cincinnati, Ohio 45263
                    Attention:  Commercial Loan Department

     Either party may change such address by sending notice of the change to the other party.

     9.8.  Governing Law; Jurisdiction.  All acts and transactions hereunder
           ---------------------------
and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the domestic laws of the State of Ohio. Each Borrower agrees that the state and federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Agreement, and that service of process in any such proceeding shall be effective if mailed to such Borrower at its address described in the Notices section of this Agreement. BANK AND BORROWERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the Borrowers and the Bank have executed this Agreement by their duly authorized officers as of the date first above written.

MERIDIAN BIOSCIENCE                MERIDIAN BIOSCIENCE, INC.
CORPORATION


By:  _________________________     By: __________________________

Its: _________________________     Its:  ________________________


OMEGA TECHNOLOGIES, INC.           GULL LABORATORIES, INC.


By:  _________________________     By: __________________________

Its: _________________________     Its:  ________________________


BIODESIGN INCORPORATED             FIFTH THIRD BANK


By:  _________________________     By: __________________________

Its: _________________________     Its:  ________________________

                                EXHIBIT 2.1(c)
                                --------------

                                REVOLVING NOTE

                                                                Cincinnati, Ohio
$20,000,000                                                   September 20, 2001


     Meridian Bioscience, Inc., an Ohio corporation, Meridian Bioscience Corporation an Ohio corporation ("Corp."), Omega Technologies, Inc., an Ohio corporation ("Omega"), Gull Laboratories, Inc. a Utah corporation ("Gull") and BIODESIGN Incorporated, a Maine corporation (collectively and jointly and severally the "Borrowers" and individually a "Borrower"), for value received, hereby promises to pay to the order of FIFTH THIRD BANK (the "Bank") at its offices, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of $20,000,000 or such lesser unpaid principal amount as may be advanced by the Bank pursuant to the terms of the Loan and Security Agreement of even date herewith by and among the Borrowers and the Bank, as same may be amended from time to time (the "Agreement"). This Note shall mature and be payable in full on September 15, 2004, or such later date as may be determined and agreed upon between Bank and Borrowers pursuant to the Agreement.

     The principal balance hereof outstanding from time to time shall bear interest as set forth in the Agreement. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable as set forth in the Agreement. After the occurrence of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to six percent (6%) above the rate that would otherwise be in effect, until paid, and whether before or after the entry of judgment hereon.

     The principal amount of each loan made by the Bank and the amount of each prepayment made by the Borrowers shall be recorded by the Bank on the schedule attached hereto or in the regularly maintained data processing records of the Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrowers' obligations under this Note or the Agreement.

     This Note is the Revolving Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a "Business Day"), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

     In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from the Borrowers under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrowers such excess.

     Borrowers and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

     This Note may not be changed orally, but only by an instrument in writing.

     This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrowers agree that the State and federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrowers at their address described in the Notices section of the Agreement. BORROWERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

MERIDIAN BIOSCIENCE                MERIDIAN BIOSCIENCE, INC.
CORPORATION



By:____________________________    By:__________________________


Its: ____________________________  Its:_________________________



OMEGA TECHNOLOGIES, INC.           GULL LABORATORIES, INC.


By:  _________________________     By: __________________________

Its: _________________________     Its:  ________________________


BIODESIGN INCORPORATED



By:  _________________________

Its: _________________________